STAAR Surgical Generates Operating Incomefor First Time in 10 Years

First Quarter Revenue Increases 13%; ICL™ Revenue Grows 20%; IOL Revenue Grows 11%
Gross Margin of 64.1%
Gain on Sale of Domilens Results in Profitable Quarter and Stronger Balance Sheet
New “Go to Market” Organization Designed to Increase Global Efficiencies

MONROVIA, CA, May 4, 2010 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reportedresults for the first quarter ended April 2, 2010.  These results reflect STAAR’s March 2, 2010 divestiture of its German distribution subsidiary, Domilens GmbH.  Operating results reported for the first quarter of 2010 and for the comparative prior year period are based on results from continuing operations andexclude any contribution from Domilens, which has been presented as discontinued operations in accordance with U.S. Generally Accepted Accounting Principles (U.S. GAAP).

“During the first quarter of 2010 our accomplishments illustrate that STAAR has turned the corner and is now creating opportunities for increased shareholder value,” said Barry G. Caldwell, President and CEO.  “Those accomplishments include:
•	Double digit revenue growth in our core refractive and cataract products, ICLs and IOLs;
•	Operating income from continuing operations reported for the first time in ten years;
•	Streamlined operations with the divestiture of the Domilens distribution business;
•	Resolution of all key legacy issues that have defocused the Company;
•	Strong cash position and strengthened balance sheet with opportunity to simplify in the very short term; and
•	Focused global organization designed to increase efficiencies and accelerate sales growth.
“Our streamlined and focused organization, including a stronger financial platform, hascreated the opportunity to successfully execute a sustainable growth strategy,” Mr. Caldwell added.

Recent Visian® Implantable Collamer® Lens (ICL) Highlights

•
First quarter 2010 global Visian® ICL sales increased 20% to $5.9 million from $4.9 million for the first quarter of 2009.  Total unit volume increased 18% during the quarter and average selling pricesincreased by 2%.

•	The Visian Toric ICL, which is available in 45 markets, accounted for 48% of ICL sales in those markets. Sales in those markets of the Toric ICLincreased by 50% during the quarter.
•
In Korea revenues for the Visian ICL products increased by 51% during the first quarter of 2010 as compared to the prior year first quarter.  That follows a 56% gain in 2009, which propelled the ICL to over a 10% share of the refractive market.  The Korean marketing model is being used as a roadmap for Visian ICL growth in other key refractive markets.

•	In the U.S.,which is still the largest refractive surgery market, Visian ICL sales increased by 7% despite continued negative trends for the overall growth rate of refractive procedures.
•	In China,which is the fourth largest ICL market and second largest refractive surgery market,revenues grew by 72% compared to the first quarter of 2009.During 2009 ICL revenues grew by 81% in China.
•	India recorded a 15% ICL growth rate during the first quarter and was the product line’s fifth largest market during the period.During 2009 ICL growth was 73% in this market.
•	During the quarter the Company received approval for the Visian ICL in Japan. Forty seven surgeons were trained in April.
•
The Company submitted the application document providing additional clinical data for the Visian Toric ICL to the PMDA on April 9, 2010.  The Company expects to receive some initial feedback within two months.

•
The Company continues to prepare a response to the FDA concerning the submission for approval of the Visian Toric ICL in the U.S.  The Company has discussed with the FDA a face-to-face meeting to present findingsonce the response is prepared.

Recent Intraocular Lens (IOL) Highlights

•	First quarter 2010 global IOL sales increased to $6.9 million a 10.8% increase from the first quarter 2009 due to increased unit shipments and an increase in average selling prices.
•	France was the fastest growing IOL market for the Company during the first quarter,with the introduction there of the Company’s KS-X Hydrophobic Acrylic Preloaded IOL.
•	Despite continued pricing pressures in Japan,IOL sales grew 5% over the first quarter of 2009.
•	Global nanoFLEX™ IOL sales increased 26%. Preloaded IOL sales increased by 18% driven by the launch of theKS-X Hydrophobic Acrylic Preloaded IOLin new markets.
•
In the U.S., overall IOL sales declined by 5.3% due to decreased sales of lower priced silicone IOLs as long term pricing agreements with customers expire.  This decline was offset somewhat by a 16% increase in average selling price and a 17% increase in nanoFLEX™ IOL sales.

•
At the annual ASCRS conference in early April 2010, the updated findings of STAAR’s Collamer Accommodation Study Team (CAST) were presented by Dr. James Lewis.  These findings continue to reveal that patients with the nanoFLEX IOL show near vision results better than all standard IOLs and intermediate vision results better than any IOL on the market, including premium IOLs.  Dr. Lewis noted that the nanoFLEX provides “premium laptop vision” without any out of pocket cost to the patient. STAAR has prepared protocols for two clinical studies of the nanoFLEX IOL, which could potentially lead to a new class for NTIOLs and a new premium IOL designation.   Either result would lead to a greater usage at an increased average selling price for the nanoFLEX IOL.

First Quarter Financial Highlights

•
Total sales in the first quarter of 2010 grew 13.3% to $13.8 millionfrom $12.2 million in the first quarter of 2009.  Total Visian® Implantable Collamer® Lens (ICL) sales were $5.9 million, up 20% from $4.9 million during the first quarter of 2009.  Total intraocular lens (IOL) sales were $6.9 million, up 11% from $6.2 million during the first quarter of 2009.  Currency favorably impacted total sales by $228,000.

•
Gross margin increased 110 basis points from the comparative prior year period to 64.1%.  The year over year increaseis due to a decrease in royalty expense resulting from the 2009 expiration of a patent licensed to STAAR.   Royalty expense in Q1 2009 was $231,000.  The increase in gross profit margin was partially offset by the unfavorable effect of a 17.5% increase in sales of preloaded IOLs  in regions that yield a lower gross margin and a 3% decrease in IOL average selling price due to competitive landscape in the Japanese market.

•
Total selling, general, and administrative (including research and development (R&D)) expenses were $8.8 million, an 8.1% decrease over the first quarter 2009 total of $9.5 million.  General and administrative (G&A) expenses declined by nearly $900,000 due to decreased legal expenses, insurance costs and headcount reductions in Japan.  Sales and marketing expenses were essentially flat compared to prior year despite the 13% growth in revenues.  R&D expenses increased by $121,000 due to the reclassification of certain expenses in Japan from G&A to R&D.

•
Other expenses were $414,000 compared with $240,000 in Q1 2009 due primarily to a change in the stated interest rate on the Broadwood note from 7% to 20% as a result of the litigation judgment.  The settlement of all outstanding litigation on March 30, 2010 has resulted in a return of the interest rate to 7% beginning in the second quarter of 2010.

•	Operating income for the quarter was $76,000 marking the first time since the third quarter of 2000 that STAAR has generated operating income during a quarterly period.
•
During the quarter the Company sold all of its interests in its German subsidiary, Domilens.  As a result of the transaction the Company recorded a gain on the sale of $4,118,000 in Q1 2010 and income from discontinued operations of $48,000 and $567,000 for the quarters ended April 2, 2010 and April 3, 2009, respectively.

•
For the quarter ended April 2, 2010, the loss from continuing operations was $636,000 or $0.02 per share, income from discontinued operations was $4,166,000 or $0.12 per share, and net income was $3,530,000 or $0.10 per share.   For the quarter ended April 3, 2009, loss from continuing operations was $2,229,000 or $0.08 per share, income from discontinued operations was $567,000 or $0.02 per share, and the net loss was $1,662,000 or $0.06 per share.

•
Cash and cash equivalents and restricted cash totaled $23,804,000 as of April 2, 2010 compared with $13,726,000 as of January 1, 2010.  During the quarter the Company used $1.4 million in cash for operating activities which included the following: $635,000 used in operating activities of discontinued operations, $364,000 of transaction costs and approximately $500,000 in interest expense for the Broadwood note.

Preferred Stock Held by Canon

On April 23, 2010 the Company delivered a call notice to Canon Inc. and Canon Marketing Japan Inc., notifying them that STAAR is redeeming all of the outstanding shares of its Series A Convertible Preferred Stock.  These preferred shares were issued in December 2007 as partial payment for the Canon companies’ interests in the Japanese Canon Staar joint venture.  The redemption price for the 1.7 million preferred shares is $4 per share, for an aggregate liquidation value of $6.8 million.  The holders have the right to convert all or part of these shares (at a 1:1 conversion ratio) to STAAR common shares until the close of business on May 17, 2010.  Any remaining unconverted preferred shares will be purchased by STAAR in cash at $4 per share on May 24, 2010, or on the soonest subsequent date when the shares are tendered to STAAR.

“Now that we are in the position to focus our efforts on increasing key market penetration of our core products, we are today announcing a new “go to market” organizational structure.  We are aligning our focus into three regional commercial zones: North America; Europe, Middle East and Africa (EMEA centered in Switzerland); and Asia Pacific (centered in Japan, Australia and Singapore).  Asia Pacific will be led by David Bailey and EMEA will be led by Hans Blickensdoerfer.  I am very excited by this approach and the focused leadership that Dave and Hans will provide.  This simplified organization will enhance our ability to drive market share and top line growth in line with our stated gross profit margin objectives.  Our objective is to achieve a 10% share position for the Visian ICL products in the top ten refractive markets and effectively manage the evolution of global IOL products and brands.  This new structure complements our new global approach to marketing, manufacturing and R&D and over time plays a central role in improving efficiencies and accelerating our sustainable growth strategies,” Mr. Caldwell added.

“At the recent ASCRS conference in Boston, several industry observers noted‘STAAR is back!’” added Mr. Caldwell.“Our theme internally for the past few quarters has been to make a buck on the operating income line.We accomplished this for the first time in nearly 10 years during the first quarter.  I might add this was accomplished without the historic positive contributions from Domilens. I thank and congratulate our employees for their diligent efforts to lower operating expense and focus on our gross profit margin targets.  Because of these efforts STAAR is perhaps better positioned than anytime during our history to successfully execute on our growth strategies,” concluded Mr. Caldwell.

Conference Call

The Company will host a conference call and webcast on Tuesday, May 4, 2010 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's first quarter results, and recent corporate developments. The dial-in number for the conference call is 877-941-7133 for domestic participants and 480-629-9031 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4290946#. To access the live webcast of the call, go to STAAR's website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  A lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  Over 150,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at: www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

SafeHarbor

The financial information presented in this press release for the quarter ended April 2, 2010 is preliminary and remains subject to review by STAAR’s independent registered public accountants.  Final financial information for the quarter, which STAAR will report in its Quarterly Report on Form 10-Q, may differ.

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: projections of earnings; revenue; sales; cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; objectives for Visian ICL market share, prospects for any product approval, including approval of the Visian Toric ICL in the U.S.; the outcome of plans to develop accommodating lenses or other products; the financial effect of the Domilens divestiture; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: the negative effect of the global recession on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; the risk that sales of our newly introduced products may not restore profitability to our U.S. IOL product line; our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance and to demonstrate to the agency that its past concerns have been resolved; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update its forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

STAAR's current data on the accommodating properties of the Collamer material derive from the reports of individual independent clinicians and have not been subjected to large scale clinical studies. STAAR's current nanoFLEX IOL does not currently have an FDA labeling claim for accommodation. STAAR cannot assure that its further research will support a claim that either its current Collamer lenses or future designs restore the eye's ability to accommodate. If clinical research does not support these claims, or supports only a narrow range of accommodation, STAAR's Collamer accommodation project may not result in increased sales. New lens designs may require clinical research studies and applying for the FDA's premarket approval, which are expensive and could result in delay or denial of approval.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Barbara Domingo, 415-896-6820	Christopher Gale, 646-201-5431
Douglas Sherk, 415-896-6820

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended
	% of	April 2,	% of	April 3,	Change
	Sales	2010	Sales	2009**	Amount	%

Net sales	100.0%	$13,778	100.0%	$12,158	$1,620	13.3%

Cost of sales	35.9%	4,949	37.0%	4,503	446	9.9%

Gross profit	64.1%	8,829	63.0%	7,655	1,174	15.3%

Selling, general and administrative expenses:
General and administrative	24.6%	3,389	35.2%	4,281	(892)	-20.8%
Marketing and selling	27.8%	3,831	31.5%	3,825	6	0.2%
Research and development	11.1%	1,533	11.6%	1,412	121	8.6%

Total selling, general and administrative expenses	63.5%	8,753	78.3%	9,518	(765)	-8.0%

Operating income (loss)	0.6%	76	-15.3%	(1,863)	1,939	-104.1%

Other income (expense):
Interest income	0.0%	1	0.0%	3	(2)	-66.7%
Interest expense	-2.9%	(406)	-1.9%	(230)	(176)	76.5%
Loss on foreign currency	-0.4%	(50)	-0.6%	(68)	18	-26.5%
Other income, net	0.3%	41	0.5%	55	(14)	-25.5%
Other expense, net	-3.0%	(414)	-2.0%	(240)	(174)	72.5%

Loss before provision for income taxes	-2.5%	(338)	-17.3%	(2,103)	1,765	-83.9%

Provision for income taxes	2.2%	298	1.0%	126	172	136.5%

Loss from continuing operations	-4.6%	(636)	-18.3%	(2,229)	1,593	-71.5%

Income from discontinued operations, net of income taxes	30.2%	4,166	4.7%	567	3,599	634.7%

Net income (loss)	25.6%	$3,530	-13.6%	$(1,662)	$5,192	-312.4%

Loss per share from continuing operations:
Basic and diluted		$(0.02)		$(0.08)

Income per share from discontinued operations:
Basic and diluted		$0.12		$0.02

Income (loss) per share:
Basic and diluted		$0.10		$(0.06)

Weighted average shares outstanding:
Basic and diluted		34,750		29,641

**	Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Global Sales
(in 000's)
Unaudited

	Three Months Ended
		April 2,		April 3,	%
		2010		2009**	Change
Geographic Sales
United States	29.2%	$4,022	34.5%	$4,196	-4.1%

Japan	29.3%	4,032	30.4%	3,699	9.0%
Korea	10.8%	1,486	8.1%	986	50.7%
Other	26.5%	4,238	21.9%	3,277	29.3%
Total International Sales	70.8%	9,756	65.5%	7,962	22.5%

Total Sales	100.0%	$13,778	100.0%	$12,158	13.3%

Product Sales
IOLs	49.9%	$6,877	51.0%	$6,204	10.8%
ICLs	42.5%	5,860	40.2%	4,886	19.9%
Other	7.6%	1,041	8.8%	1,068	-2.5%
Total Sales	100.0%	$13,778	100.0%	$12,158	13.3%

**	Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)
Unaudited

	Three Months Ended**									Year Ended
	% of	April 3,	% of	July 3,	% of	October 2,	% of	January 1,	% of	January 1,
	Sales	2009	Sales	2009	Sales	2009	Sales	2010	Sales	2010

Net sales	100.0%	$12,158	100.0%	$13,158	100.0%	$12,455	100.0%	$13,288	100.0%	$51,059

Cost of sales	37.0%	4,503	39.4%	5,187	39.7%	4,943	38.4%	5,104	38.7%	19,737

Gross profit	63.0%	7,655	60.6%	7,971	60.3%	7,512	61.6%	8,184	61.3%	31,322

Selling, general and administrative expenses:
General and administrative	35.2%	4,281	29.0%	3,820	26.5%	3,302	27.1%	3,604	29.4%	15,007
Marketing and selling	31.5%	3,825	28.3%	3,727	30.5%	3,798	29.7%	3,950	30.0%	15,300
Research and development	11.6%	1,412	11.0%	1,441	12.4%	1,542	11.3%	1,498	11.5%	5,893

Total selling, general and administrative expenses	78.3%	9,518	68.3%	8,988	69.4%	8,642	68.1%	9,052	70.9%	36,200

Operating loss	-15.3%	(1,863)	-7.7%	(1,017)	-9.1%	(1,130)	-6.5%	(868)	-9.6%	(4,878)

Other income (expense):
Interest income	0.0%	3	0.0%	4	0.2%	29	0.2%	30	0.1%	66
Interest expense	-1.9%	(230)	-3.0%	(396)	-4.3%	(549)	-1.1%	(142)	-2.5%	(1,317)
Gain (loss) on foreign currency	-0.6%	(68)	1.6%	214	0.6%	78	-0.8%	(100)	0.2%	124
Other income (expense), net	0.5%	55	0.8%	104	-0.6%	(69)	1.3%	167	0.5%	257
Other expense, net	-2.0%	(240)	-0.6%	(74)	-4.1%	(511)	-0.4%	(45)	-1.7%	(870)

Loss before provision for income taxes	-17.3%	(2,103)	-8.3%	(1,091)	-13.2%	(1,641)	-6.9%	(913)	-11.3%	(5,748)

Provision for income taxes	1.0%	126	2.1%	278	1.5%	192	4.2%	557	2.2%	1,153

Loss from continuing operations	-18.3%	(2,229)	-10.4%	(1,369)	-14.7%	(1,833)	-11.1%	(1,470)	-13.5%	(6,901)

Income (loss) from discontinued operations, net of income taxes	4.7%	567	2.1%	281	-1.1%	(134)	-0.1%	(13)	1.4%	701

Net loss	-13.6%	$(1,662)	-8.3%	$(1,088)	-15.8%	$(1,967)	-11.2%	$(1,483)	-12.1%	$(6,200)

Loss per share from continuing operations:
Basic and diluted		$(0.08)		$(0.04)		$(0.05)		$(0.04)		$(0.21)

Income (loss) per share from discontinued operations:
Basic and diluted		$0.02		$0.01		$(0.00)		$(0.00)		$0.02

Net loss per share:
Basic and diluted		$(0.06)		$(0.04)		$(0.06)		$(0.04)		$(0.19)

Weighted average shares outstanding:
Basic and diluted		29,641		30,911		34,701		34,737		32,498

**	Note: Prior year results of operations have been adjusted to reflect the discontinued operations of the Company's German subsidiary, Domilens, which was sold on March 2, 2010.

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)
Unaudited

	April 2,	January 1,
	2010	2010

Current assets:
Cash and cash equivalents	$16,274	$6,330
Restricted cash	7,532	7,396
Accounts receivable trade, net	6,903	9,269
Inventories, net	11,055	14,820
Prepaids, deposits, and other current assets	2,413	2,591
Total current assets	44,177	40,406
Property, plant, and equipment, net	3,538	5,005
Intangible assets, net	3,926	4,148
Goodwill	1,614	7,879
Deferred income taxes	104	104
Other assets	1,127	1,139
Total assets	$54,486	$58,681

Current liabilities:
Line of credit	$2,140	$2,160
Accounts payable	3,589	7,416
Deferred income taxes	360	360
Obligations under capital leases	560	795
Accrued legal judgments	4,000	4,000
Note payable, net of discount	4,628	4,503
Other current liabilities	6,161	7,706
Total current liabilities	21,438	26,940
Obligations under capital leases	730	1,098
Deferred income taxes	653	653
Other long-term liabilities	2,241	2,136
Total liabilities	25,062	30,827

Series A redeemable convertible preferred stock	6,788	6,784

Stockholders' equity:
Common stock	348	348
Additional paid-in capital	149,889	149,559
Accumulated other comprehensive income	960	3,254
Accumulated deficit	(128,561)	(132,091)
Total stockholders' equity	22,636	21,070
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$54,486	$58,681

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended
	April 2,	April 3,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$3,530	$(1,662)
Income from discontinued operations	(4,166)	(567)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation of property and equipment	442	498
Amortization of intangibles	200	197
Amortization of discount	125	68
Fair value adjustment of warrant	25	(50)
Loss on disposal of property and equipment	-	(5)
Stock-based compensation expense	311	595
Change in pension liability	93	64
Other	95	3
Changes in working capital:
Accounts receivable	881	1,035
Inventories	417	26
Prepaids, deposits and other current assets	(405)	107
Accounts payable	(1,426)	(248)
Other current liabilities	(888)	(343)
Net cash used in operating activities of discontinued operations	(635)	(166)
Net cash used in operating activities	(1,401)	(448)

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	12,051	-
Deposit to restricted escrow account	(136)	-
Acquisition of property and equipment	(106)	(136)
Proceeds from sale of property and equipment	-	17
Net change in other assets	(2)	(24)
Net cash provided by (used in) investing activities of discontinued operations	(50)	3
Net cash provided by (used in) investing activities	11,757	(140)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(276)	(253)
Net cash used in financing activities of discontinued operations	(50)	(29)
Net cash used in financing activities	(326)	(282)

Effect of exchange rate changes on cash and cash equivalents	(86)	(400)

Increase (decrease) in cash and cash equivalents	9,944	(1,270)
Cash and cash equivalents, at beginning of the period	6,330	4,992
Cash and cash equivalents, at end of the period	$16,274	$3,722